EXHIBIT 10.11

                                Agreement

This Agreement, by and between NMXS.com, Inc., a Delaware corporation ("NMxS"), and William Copeland ("Copeland"), is entered on the date of the latter of the signatures of NMxS and Copeland below.

1.   Background.

     1.1. Whereas, NMxS and Copeland have previously entered into an Independent Account Representative Agreement (hereinafter the "IAR Agreement"), in which Copeland agreed to provide certain services to NMxS and NMxS agreed to compensate Copeland by Commissions and Nonqualified Stock Options (as defined in the IAR Agreement);

     1.2. Whereas, NMxS has already issued the total of Nonqualified Stock Options (hereinafter the "Options") called for in the IAR Agreement, and some but not all of the Options have vested;

     1.3. Whereas, Copeland has performed services for NMxS under the IAR Agreement which might obligate NMxS to pay Commissions to Copeland;

     1.4. Whereas, NMxS and Copeland desire to cease Copeland's service to NMxS, and to discharge all remaining obligations of NMxS to Copeland by issuance of stock in NMxS to Copeland;

     1.5. Now, therefore, in consideration of the mutual terms and conditions set forth herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

2. Stock to be issued to Copeland. As soon as reasonably practicable after execution of this Agreement, NMxS shall issue to Copeland 75,000 shares of restricted common stock of NMxS.

3. Discharge of Obligations. The stock issuance above shall discharge all obligations of NMxS under the IAR Agreement, including without limitation the obligations to pay Primary Commissions (as defined in the IAR Agreement) and Residual Commissions (as defined in the IAR Agreement), for Copeland's activities both before and after the date of this Agreement. Copeland shall retain the already-vested Options, but no more Options shall vest.

4.   Restricted Securities; Sales Of Shares Received.

     4.1. Copeland represents that he is aware that the shares to be issued to him have not been registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or any state securities act, and thus will be restricted securities as defined in Rule 144 promulgated by the SEC. Therefore, under current interpretations and applicable rules, Copeland will probably have to retain such shares for a period of at least one year from the date of issuance and at the expiration of such one year period its sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the SEC and such disposition may be available only if NMxS is current in its filings with the SEC under the Securities Exchange Act of 1934, as amended, or other public disclosure requirements.

     4.2. Copeland covenants and warrants that the shares to be received are acquired for his own account and not with the present view towards the distribution thereof and it will not

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          dispose of such shares except (i) pursuant to an effective registration statement under the 1933 Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to NMxS, is exempt from registration under the 1933 Act, or the rules and regulations of the SEC thereunder. In order to effectuate the covenants of this subsection, an appropriate legend will be placed upon each of the certificates of common stock issued pursuant to this Agreement, and stop transfer instructions shall be placed with the transfer agent for the securities.

     4.3. Copeland represents and warrants that he has such knowledge and experience in business and financial matters that he is capable of evaluating the risks of the transactions contemplated hereby, and that the financial capacity of Copeland is of such proportion that the total cost of its commitment in the shares would not be material when compared with its total financial capacity. Upon the written request of NMxS, Copeland shall provide NMxS with evidence of compliance with the requirements of any federal or state exemption from registration relied upon in connection with the issuance of shares as set forth in this Agreement.

     4.4. Copeland represents that prior to entering into this Agreement, he acquired sufficient information about NMxS to reach an informed knowledgeable decision to accept the shares in this transaction. In particular, Copeland acknowledges access to and/or receipt of all documents filed electronically by NMxS with the SEC and available on the SEC web site at www.sec.gov.

     4.5. Copeland has had the opportunity to question and receive answers from representatives of NMxS concerning the terms and conditions of the proposed investment and the business of the Company. Copeland represents and warrants that he has reviewed NMxS's filings with the SEC. In addition, Copeland has received all requested additional information and documents necessary to verify the accuracy of the information furnished in NmxS's filings with the SEC. Copeland represents that he has a preexisting personal or business relationship with NMxS or one of its officers, directors, or controlling persons, or, by reason of his business or financial experience, he has the capacity to protect his interests in connection with this transaction.

5. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supercedes all prior and contemporaneous agreements, representations, and understandings of the parties, including, but not limited to, the IAR Agreement. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

6. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually

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     executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

7. Drafting. This Agreement was drafted with the joint participation of the parties and/or their legal counsel. Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.

8. Binding on Successors. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

9. Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of New Mexico as applied in contracts that are executed and performed entirely in the State of New Mexico.

10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that a valid and enforceable provision most closely reflecting the intent of the parties be substituted therefore, and that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

In witness whereof, the parties hereto have executed this Agreement the day and year written above.

NMxS.com, Inc.                            William Copeland

by: /s/ Richard Govatski                  /s/ William Copeland
Richard Govatski, President

date: 8/31/01                             date: 8/31/01



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